Sutor Technology Group Limited Announces Third Quarter

Of Fiscal Year 2012 Financial Results

CHANGSHU, China, May 11/PRNewswire-Asia/ -- Sutor Technology Group Limited (the "Company" or "Sutor") (Nasdaq: SUTR), a leading China-based non-state-owned manufacturer and distributor of high-end fine finished steel products and welded steel pipes used by a variety of downstream applications, today announced its unaudited financial results for the third quarter of fiscal year 2012 ended March 31, 2012.

Third Quarter 2012 Highlights:

	3QFY2012	3Q FY2011	Change
Revenues (million)	$109.9	$101.4	8.4%
Gross profit (million)	$7.9	$8.6	-8.1%
Gross margin	7.2%	8.5%	-15.3%
Net income (million)	$1.2	$3.5	-65.7%
EPS:	$0.03	$0.09	-66.7%

Ms. Lifang Chen, Chairwoman and CEO, commented, “Our performance was lower than that in the same quarter last year due to a combination of factors including the slowing down of the Chinese economic growth, equipment shutdown for energy-saving related renovation as well as the timing of project completion. Further, continued appreciation of the Chinese Yuan and lingering financial crises in Europe resulted in slower export sales. It was one of the most challenging quarterly performances for the last several years. We understand every industry and company may have its ups and downs.”

“That being said, we are pleased with the fact that sales from our main HDG products were up approximately 36.1% during the quarter compared with the same quarter last year because demand exceeded supplies. As a result, we built up inventories and engaged in spot sales. We fully expect sequentially improved performance in the fourth fiscal quarter in an otherwise challenging but improving economic environment. I am also pleased to report that the construction of the new 500,000 metric tons of high-precision cold-roll steel production line is progressing well. We anticipate trial production will start in July.”

“On the capital market, we’ll continue to closely monitor the tradeoff between trading liquidity and share prices. We may resume repurchasing shares to protect and maximize shareholder value when appropriate. We may also ask the Board of Directors to approve new buyback programs after the existing program expires. Our near-term priority is to complete the new cold-roll production line on time and then try to maximize the asset value.” concluded Ms. Chen.

Revenue. For the three months ended March 31, 2012, revenue was $109.9 million, compared to $101.4 million for the same period last year, an increase of $8.5 million, or 8.4%. The increase was mainly attributable to higher revenue from our HDG and acid-pickled steel products. During the three months ended March 31, 2012, revenue from our HDG and acid-pickled steel products increased by 36.1% and 39.3%, respectively, as compared to the same period last year. The higher revenue from HDG products was primarily due to the higher sales volume, which increased by approximately 37.1%. The higher revenue of acid-pickled steel was primarily due to higher sales volume and higher average selling price, which increased by 30.3% and 6.9%, respectively. The increased demands for HDG and acid picked products were mainly resulted from our successful efforts to expand the group of end-customers. The company recently established a special division to target and service large and end-user customers. During the quarter, we added more than one hundred end-customers. Further, demand for thick-spec HDG products recently exceeded supplies.

However, we experienced a decrease in sales of cold rolled steel products by approximately 86.0% mainly because we used more of them internally for the production of our other products. Furthermore, sales of PPGI and steel pipe products also decreased during the third fiscal quarter of 2012 due to the timing of the Chinese New Year, the number of working days during the month of January and longer-than-normal facilities renovation, which caused a reduction of production of these products during this quarter. Specifically, revenues from PPGI and steel pipe products decreased 65.6% and 39.2%, respectively. We renovated the furnace of the PPGI production line in order to achieve long-term energy savings. The declined pipe product revenue was mainly due to the timing of projects. The average selling price was down 1.4% for the PPGI products and up 14.7% for the pipe products during the third-quarter ended March 31, 2012 as compared with the same period last year.

Cost of revenue. Cost of revenue increased by $9.3 million, or 10.0%, to $102.1 million in the three months ended March 31, 2012, from $92.8 million in the same period in 2011. As a percentage of revenue, cost of revenue increased to 92.8% in the three months ended March 31, 2012, as compared to 91.5% in the same period last year. The increased amount of the cost of revenue was generally in line with the increased sales revenue.

Gross profit and gross margin. Gross profit decreased by $0.7 million to $7.9 million in the three months ended March 31, 2012, from $8.6 million in the same period in 2011. Gross profit as a percentage of revenue (gross margin) was approximately 7.2% for the three months ended March 31, 2012 as compared with approximately 8.5% for the same period last year. The lower gross margin was due to the fact that we sold more lower gross margin products for the quarter ended March 31, 2012 than the same quarter last year. For instance, we sold more HDG products than PPGI products whereas HDG’s gross margin is usually lower than that of PPGI. As a result, the overall gross margin was reduced. In addition, our adoption of sales promotion policies to some extent negatively affected our profit margin.

Total operating expenses. Our total operating expenses increased approximately $0.1 million to $3.2 million in the three months ended March 31, 2012, from $3.1 million in the same period in 2011. As a percentage of revenue, our total operating expenses decreased to 2.9% in the three months ended March 31, 2012, from 3.0% in the same period in 2011.

Selling expenses. Our selling expenses decreased by $0.4 million to $0.9 million in the three months ended March 31, 2012, from $1.3 million in the same period in 2011. As a percentage of revenue, our selling expenses decreased to 0.8% for the three months ended March 31, 2012, from 1.3% for the same period last year. The lower selling expenses were mainly due to lower international sales for the quarter ended March 31, 2012 than the same period last year.

General and administrative expenses. General and administrative expenses increased by $0.6 million to $2.3million, or 2.1% of the total revenue, in the three months ended March 31, 2012, from $1.7 million, or 1.7% of the revenue, in the same period in 2011. The increased general and administrative expenses were primarily due to increased employee salary and benefits, new office building maintenance expenses, depreciation for office supplies, and expenses for renovating employee dormitories in the amount of approximately $0.13 million, $0.1 million, $0.13 million and $0.14 million, respectively.

Interest expense. Our interest expense increased by $1.5 million to $3.5 million in the three months ended March 31, 2012, from $2.0 million in the same period in 2011. As a percentage of revenue, our interest expense was approximately 3.2% of total revenue in the three months ended March 31, 2012, compared to 2.0% in the same period in 2011. Among the total increase, approximately $1 million of the increased amount was due to discounted interest expenses for bank notes and the remaining $0.5 million was due to higher interest rates and the increased loan amount.

Provision for income taxes. Our income tax expense increased to approximately $0.6 million in the three months ended March 31, 2012, from $0.08 million in the same period last year, primarily due to the expiration of the preferential income tax rate of 12.5% for Jiangsu Cold-rolled. Starting 2012, its statutory income tax rate increased to 25%.

Net income. Net income, without including the foreign currency translation adjustment, decreased by approximately $2.3 million, or 65.7%, to $1.2 million in the three months ended March 31, 2012, from $3.5 million in the same period in 2011, as a cumulative result of the above factors.

Liquidity and Capital Resources

Our major sources of liquidity for the periods covered by this report were borrowings through short-term bank and private loans and long-term notes payable. Our operating activities provided approximately $39.6 million of cash in the nine months ended March 31, 2012. As of March 31, 2012, our total indebtedness to non-related parties under existing short-term loans was approximately $136.7 million. We also had approximately $13.6 million under long-term notes payable to non-related parties. We had no notes payable to related parties; however, approximately $25.0 million of our short-term notes payable were guaranteed by Shanghai Huaye and its affiliates. As of March 31, 2012, we also had an unused line of credit with banks of approximately $31.7 million (RMB 200.0 million) which entitled us to draw bank loans for general corporate purposes.

Outlook

We believe as the inflation pressure in China is under control and the Chinese government may gradually improve monetary liquidity, the Chinese economic growth is expected to gain momentum and that maintain a reasonable growth rate. For the steel industry, especially the downstream segment of the industry where our company is located in, we believe the average product price has reached a local bottom and has been stable for the last several months. As we believe the demand for our product is gradually increasing, we anticipate sequentially improved performance for the fourth fiscal quarter and for the next fiscal year.

Conference Call Information

Sutor's management will host an earnings conference call on Friday, May 11, 2012, at 9:00 a.m. eastern time. Listeners may access the call by dialing US: 1 877 847 0047; China: 800 876 5011, Hong Kong 852 3006 8101, access code: SUTR. A recording of the call will be available shortly after the call through June 10, 2012. Listeners may access it by dialing US: 1866 572 7808, China: 800 876 5013, Hong Kong: 852 3012 8000, access code: 674027.

About Sutor Technology Group Limited

Sutor is a leading China-based non-state-owned manufacturer and distributor of high-end fine finished steel products and welded steel pipes used by a variety of downstream applications. The Company utilizes a variety of in-house developed processes and technologies to convert steel manufactured by third parties into fine finished steel products, including hot-dip galvanized steel, pre-painted galvanized steel, acid-pickled steel, cold-rolled steel and welded steel pipe products. These products are used for household appliances, solar water heaters, automobiles, information technology, construction, and other applications. Currently Sutor has three operating subsidiaries located in two provinces with 12 major production lines capable of processing approximately 2 million metric tons of steel products annually. To learn more about the company, please visit http://www.sutorcn.com/en/index.php.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such statements include, among others, those concerning our financial and business outlook in the next two years, our expectation regarding cash flow and liquidity, our new facility and capacity expansion, and its expected impact on the Company's business and financial performance, our expectations regarding the market for our existing products and new products, our expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results of the Company to differ materially from those anticipated, expressed or implied in the forward-looking statements. The words "believe," "expect," "anticipate," "project," "targets," "optimistic," "intend," "aim," "will" or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those anticipated include risks related to new and existing products, any projections of sales, earnings, revenue, margins or other financial items, any statements of the plans, strategies and objectives of management for future operations, any statements regarding future economic conditions or performance, uncertainties related to conducting business in China and the current global economic crisis on our business and on our customers’ business, and any of the factors and risks mentioned in the “Risk Factors” sections of our Annual Report on Form 10-K for the year ended June 30, 2011 and subsequent SEC filings. The Company assumes no obligation and does not intend to update any forward-looking statements, except as required by law.

For more information, please contact:

Mr. Jason Wang, Director of IR
Sutor Technology Group Limited
Tel: +86-512-5268-0988

Email: investor_relations@sutorcn.com

— FINANCIAL TABLES FOLLOW —

SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31,	June 30,
	2012	2011
ASSETS
Current Assets:
Cash and cash equivalents	$5,543,404	$21,324,931
Restricted cash	139,981,506	72,326,482
Short-term investments	4,747,962	-
Trade accounts receivable, net of allowance for doubtful accounts of $ 979,760 and $856,554, respectively	12,308,986	3,969,090
Other receivables and prepayments, net of allowance for doubtful accounts of $ 337,434 and $529,068, respectively	1,785,800	2,004,044
Advances to suppliers, related parties, net of allowance of $130,838 and $127,903, respectively	106,009,017	116,772,842
Advances to suppliers, third parties, net of allowance of $223,794 and $493,761, respectively	38,322,228	42,067,716
Inventory, net	84,052,192	46,197,179
Notes receivable	522,276	168,029
Deferred tax assets	361,117	363,497
Total Current Assets	393,634,488	305,193,810

Advances for Purchase of Long Term Assets	83,054	81,191
Property, Plant and Equipment, net	87,930,444	79,103,131
Intangible Assets, net	3,099,203	3,083,569
TOTAL ASSETS	$484,747,189	$387,461,701

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$111,271,085	$55,674,454
Advances from customers	10,364,964	11,737,085
Other payables and accrued expenses	3,665,614	4,840,135
Other payables - related parties	-	594,105
Short-term loans	136,706,341	95,494,490
Total Current Liabilities	262,008,004	168,340,269

Long-Term Loans	13,605,682	23,626,900
Total Liabilities	275,613,686	191,967,169

Stockholders' Equity
Undesignated preferred stock - $0.001 par value; 1,000,000 shares authorized; no shares outstanding	-	-
Common stock - $0.001 par value; authorized: 500,000,000 shares as of March 31, 2012 and June 30, 2011; issued: 40,805,602 shares and 40,745,602 shares as of March 31, 2012 and June 30, 2011, respectively; outstanding: 40,345,780 and 40,745,602 as of March 31, 2012 and June 30, 2011, respectively	40,805	40,745
Additional paid-in capital	42,678,516	42,584,974
Statutory reserves	15,662,039	15,662,039
Retained earnings	115,910,157	107,137,213
Accumulated other comprehensive income	35,376,255	30,069,561
Less: Treasury stock, at cost	(534,269)	-
Total Stockholders' Equity	209,133,503	195,494,532
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$484,747,189	$387,461,701

SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

(Unaudited)

	For The Three Months Ended		For The Nine Months Ended
	March 31,		March 31,
	2012	2011	2012	2011

Revenue:
Revenue	$77,293,342	$62,521,577	$258,760,839	$157,802,440
Revenue from related parties	32,641,713	38,853,040	89,264,631	144,942,388
	109,935,055	101,374,617	348,025,470	302,744,828

Cost of Revenue
Cost of revenue	71,781,784	57,017,557	237,734,303	143,055,256
Cost of revenue from related party sales	30,282,224	35,742,344	81,019,969	133,184,740
	102,064,008	92,759,901	318,754,272	276,239,996

Gross Profit	7,871,047	8,614,716	29,271,198	26,504,832

Operating Expenses:

Selling expenses	874,867	1,345,635	5,289,139	4,708,748
General and administrative expenses	2,272,424	1,718,186	7,776,539	5,081,444
Total Operating Expenses	3,147,291	3,063,821	13,065,678	9,790,192
Income from Operations	4,723,756	5,550,895	16,205,520	16,714,640

Other Incomes/(Expenses):
Interest income	368,561	188,697	1,046,976	626,412
Other income	85,323	2,594	105,273	123,886
Interest expense	(3,484,944)	(1,986,540)	(7,652,460)	(5,856,643)
Other expense	79,488	(210,479)	(779,179)	(485,542)
Total Other Expenses, net	(2,951,572)	(2,005,728)	(7,279,390)	(5,591,887)

Income Before Taxes	1,772,184	3,545,167	8,926,130	11,122,753
Income tax expense	(553,515)	(76,958)	(153,186)	(1,308,895)
Net Income	$1,218,669	$3,468,209	$8,772,944	$9,813,858

Basic Earnings per Share	$0.03	$0.09	$0.22	$0.24
Diluted Earnings per Share	$0.03	$0.09	$0.22	$0.24

Basic Weighted Average Shares Outstanding	40,345,780	40,727,935	40,531,461	40,719,653
Diluted Weighted Average Shares Outstanding	40,345,780	40,727,935	40,531,461	40,719,653

Net Income	$1,218,669	$3,468,209	$8,772,944	$9,813,858
Foreign currency translation adjustment	1,444,247	1,231,987	5,306,694	6,832,753
Comprehensive Income	$2,662,916	$4,700,196	$14,079,638	$16,646,611

SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For The Nine Months Ended
	March 31,
	2012	2011
Cash Flows from Operating Activities:
Net income	$8,772,944	$9,813,858
Adjustments to reconcile net income to net cash provided by/(used in) operating activities
Depreciation and amortization	6,492,260	5,715,855
Deferred tax assets	10,738	54,587
Foreign currency exchange (gain)/loss	(392,608)	191
Stock based compensation	93,602	89,446
Loss/(gain) on disposal of property, plant and equipment	72,892	(4,447)
Changes in current assets and liabilities:
Trade accounts receivable, net	(8,291,096)	(5,228,146)
Other receivable and prepayment	264,671	(1,017,248)
Advances to suppliers	4,718,122	(15,922,866)
Advances to suppliers - related parties	13,630,723	(13,346,284)
Inventory	(36,851,431)	3,277,984
Accounts payable	54,402,504	6,268,337
Advances from customers	(1,619,409)	486,821
Other payables and accrued expenses	(1,133,980)	(163,136)
Other payables - related parties	(608,674)	161,686
Net Cash Provided by/(Used In) Operating Activities	39,561,258	(9,813,362)

Cash Flows from Investing Activities:
Changes in notes receivable	(350,930)	59,884
Purchase of property, plant and equipment, net of value added tax refunds received	(13,558,760)	(1,335,063)
Proceeds from disposal of property, plant and equipment	26,025	6,138
Purchase of short-term investments	(4,755,262)	-
Net changes in restricted cash	(66,096,711)	(12,595,955)
Net Cash Used In Investing Activities	(84,735,638)	(13,864,996)

Cash Flows from Financing Activities:
Proceeds from loans	143,934,932	96,696,227
Repayment of loans	(114,432,824)	(74,409,132)
Payments on repurchase of common stock	(534,269)	-
Net Cash Provided by Financing Activities	28,967,839	22,287,095

Effect of Exchange Rate Changes on Cash and Cash Equivalents	425,014	217,302

Net Change in Cash and Cash Equivalents	(15,781,527)	(1,173,961)
Cash and Cash Equivalents at Beginning of Period	21,324,931	13,336,736
Cash and Cash Equivalents at End of Period	$5,543,404	$12,162,775

Supplemental Non-Cash Information:
Offset of notes payable to related parties against receivable from related parties	$10,352,131	$9,959,383
Supplemental Cash Flow Information:
Cash paid during the period for interest expense	$(7,230,874)	$(5,426,740)
Cash paid during the period for income tax	$(476,495)	$(2,095,060)